Exhibit 99.1

Duos Closes Asset Management Deal with Fortress Investment Group
Deal estimated at $42 Million revenue over two years and a 5% equity stake in the new venture

JACKSONVILLE, FL / Globe Newswire / January 6, 2025 - Duos Technologies Group, Inc. (“Duos” or the “Company”) (Nasdaq: DUOT), is excited to announce the successful closing of an Asset Management Agreement (“AMA”) through its operating subsidiary, Duos Energy Corporation. The AMA, – announced on November 20, 2024, – encompasses the deployment and operation of a fleet of 30 mobile gas-powered turbines and associated balance-of-plant inventory (“the Assets”), collectively capable of generating 850 megawatts of power, which have been acquired by funds managed by affiliates of Fortress Investment Group (“Fortress”).

The assets will be managed in partnership with affiliates of Fortress, and are immediately deployable, providing a fast-track solution to meet the urgent energy demands of data centers and other industries. The transaction was finalized on December 31, 2024, following the fulfillment of customary closing conditions and regulatory approvals.

Fortress has entered into this strategic agreement with Duos Energy Corporation, whose leadership includes the former executive management team of APR Energy – from which the Assets were acquired. Duos Energy will oversee the management and deployment of the mobile gas-powered turbine fleet to meet growing energy demands across critical sectors, including Data Centers such as those deployed by subsidiary Duos Edge AI as well as emergency power solutions.

Further solidifying this partnership, Duos has secured a 5% equity stake in the parent of the owner of the assets. This equity position reflects Duos’ integral role in the commercialization, operation and management of these critical power assets.

“Our customers are looking for flexible and dependable energy options as they build out critical infrastructure,” said Chuck Ferry, Chief Executive Officer of Duos. “These assets, coupled with our operational excellence, provide a pathway to meet these demands without the delays or constraints of traditional energy sources.”

This agreement reinforces Duos’ strategic focus on addressing the evolving power needs of data centers, industrial facilities, and international energy markets. Duos Energy is in active discussions with U.S.-based data center developers and international energy projects for immediate deployment of the turbines. The company’s mission is to deliver agile and scalable energy solutions, supporting its customers’ growth while building out a robust energy business aligned with Duos’ long-term vision.

To learn more about Duos Energy Corporation, visit: www.duosenergycorp.com

To learn more about Fortress Investment Group, visit: www.fortress.com

To learn more about Duos Technologies, visit www.duostechnologies.com

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About Duos Energy Corporation

Duos Energy Corporation, a subsidiary of Duos Technologies Group, Inc. (Nasdaq: DUOT), focuses on developing, owning, and operating sustainable energy projects to power Edge Data Centers and critical infrastructure industrial facilities across the United States. Specializing in clean-burning natural gas generation and green technologies, the company offers rapid deployment of dedicated off-grid power plants. With extensive industry experience, Duos Energy is dedicated to providing fast-track, reliable, and eco-friendly energy solutions that support mission-critical operations. For more information, visitwww.duosenergycorp.com.

About Fortress Investment Group

Fortress Investment Group LLC is a leading, highly diversified global investment manager. Founded in 1998, Fortress manages $49 billion of assets under management as of September 30, 2024, on behalf of approximately 2,000 institutional clients and private investors worldwide across a range of credit and real estate, private equity and permanent capital investment strategies. For more information please visit www.fortress.com.

About Duos Technologies Group, Inc.

Duos Technologies Group, Inc. (Nasdaq: DUOT), based in Jacksonville, Florida, through its wholly owned subsidiaries, Duos Technologies, Inc., Duos Edge AI, Inc., and Duos Energy Corporation, designs, develops, deploys and operates intelligent technology solutions for Machine Vision and Artificial Intelligence (“AI”) applications including real-time analysis of fast-moving vehicles, Edge Data Centers and power consulting. For more information, visit www.duostech.com , www.duosedge.ai and www.duosenergycorp.com.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects -- both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. We do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law. All forward-looking statements attributable to Duos Technologies Group, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

Contacts

Corporate

Fei Kwong

Director, Corporate Communications

Duos Technologies Group, Inc. (Nasdaq: DUOT)

+1.904.652.1625

fk@duostech.com
DUOT@duostech.com